EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons
Vice President, Investor Relations &
Corporate Communications
225.932.2546
THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS FOR
FIRST QUARTER FISCAL 2006
•	Quarterly Earnings of $0.41 per diluted share vs. prior year of $0.17 per share

•	Record Backlog of $6.9 Billion
     Baton Rouge, Louisiana, January 6, 2006 — The Shaw Group Inc. (NYSE: SGR) today announced financial results for the three months ended November 30, 2005. Net income from continuing operations for the three months was $33.0 million, or $0.41 per diluted share. In comparison, for the three months ended November 30, 2004, Shaw reported net income from continuing operations of $11.5 million, or $0.18 per diluted share. Revenues were $1,138.1 million compared to $808.5 million in the prior year period.
     Shaw’s backlog totaled $6.9 billion at November 30, 2005, up from $6.7 billion at August 31, 2005. Approximately $3.1 billion, or 46%, of the backlog is expected to be converted during the next 12 months. Nearly $2.8 billion, or 40%, of the backlog is comprised of projects for fossil fuel, nuclear and other power generating plants, and over $1.4 billion, or 22%, of the backlog is made up of the chemical industry projects. Over $2.6 billion, or 38%, of the backlog is in the environmental and infrastructure sector, primarily contracts with federal and other governmental agencies, including emergency response and hurricane disaster recovery, and commercial entities.
     J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group Inc., said, “We are very pleased with the solid financial results for the first quarter of fiscal 2006 with increased revenues in the engineering and construction and the environmental and infrastructure operations. Revenues increased approximately $330 million from the comparable prior year period due primarily to the significant amount of emergency response and disaster relief work that Shaw performed in the aftermath of Hurricanes Katrina and Rita.”

     Mr. Bernhard added, “In addition to these strong financial results, we reported another record backlog of $6.9 billion, an increase of approximately $165 million from August 31, 2005, based on recent significant bookings associated with hurricane recovery work and continued contract awards in other business units.”
     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $3 billion in annual revenues, Shaw employs approximately 20,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. In 2005, the Company was named to Fortune magazine’s annual list of “America’s Most Admired Companies” for the second consecutive year. For further information, please visit Shaw’s website at www.shawgrp.com.
     Forward-Looking Statements — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.
# # #

REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY
(First Quarter Ended November 30, 2005)
Revenue by Industry

	(In Millions)	Percentage
Environmental & Infrastructure	$557.5	49%
Energy	340.7	30
Chemical	215.3	19
Other Industries	24.6	2

Total	$1,138.1	100%

Revenue by Geography

	(In Millions)	Percentage
United States	$1,057.5	93%
Asia/Pacific Rim	31.7	3
Middle East	25.6	2
Canada	3.3	1
Europe	16.1	1
South America & Mexico	1.4	—
Other	2.5	—

Total	$1,138.1	100%

Backlog by Industry

	(In Millions)	Percentage
Environmental & Infrastructure	$2,613.5	38%
Energy
Nuclear Power	853.5	12
Fossil Fuel	1,862.5	27
Other Power	82.2	1
Chemical	1,427.5	22
Other Industries	28.0	—

Total	$6,867.2	100%

Backlog by Geography

	(In Millions)	Percentage
Domestic	$5,522.3	80%
International	1,344.9	20

Total	$6,867.2	100%

THE SHAW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	November 30,
	2005	2004
Revenues	$1,138,079	$808,526
Cost of revenues	1,032,047	734,415

Gross profit	106,032	74,111
General and administrative expenses	52,564	45,188

Operating income(loss)	53,468	28,923
Interest expense	(3,393)	(9,653)
Interest income	1,747	1,038
Foreign currency translation gains (losses), net	946	(1,162)
Other income, net	(1,602)	(1,555)

	(2,302)	(11,332)
Income (loss) before income taxes, minority interest, earnings (losses) from unconsolidated entities and (loss) income from discontinued operations	51,166	17,591
Provision (benefit) for income taxes	18,164	6,229

Income (loss) before minority interest, earnings (losses) from unconsolidated entities and (loss) income from discontinued operations	33,002	11,362
Minority interest, net of taxes	(1,107)	(144)
Earnings (losses) from unconsolidated entities, net of taxes	1,138	258

Income (loss) from continuing operations	33,033	11,476
Discontinued operations:
Loss from discontinued operations, net of taxes	(320)	(463)
Impairment of discontinued operations	—	—

Net income (loss)	$32,713	$11,013

Net income (loss) per common share:

Basic:
Income (loss) from continuing operations	$0.42	$0.18
Discontinued operations, net of taxes	—	(0.01)

Net income (loss)	$0.42	$0.17

Diluted:
Income (loss) from continuing operations	$0.41	$0.18
Discontinued operations, net of taxes	—	(0.01)

Net income (loss)	$0.41	$0.17